Exhibit No. 21.1

 SUBSIDIARIES OF REGISTRANT

As of March 31, 2010

1.       Providential Capital, Inc.

Percentage of ownership: 100%

Business activity:  Consulting and M&A advisory services

2.       Providential Vietnam, Ltd.

Percentage of ownership: 100%

Business activity: Consulting

3.       Philand Ranch Limited –  UK

Percentage of ownership: 75.50%

Business activity: real estate development

4.       PHI Mining Group, Inc., formerly DDC Industries, Inc.

Percentage of ownership: 82.71%

Business activity: Mining

5.       Providential Energy Corporation

Percentage of ownership: 100%

Business activity: Independent Oil & Gas, Alternative Energy

6.       Provimex, Inc

Percentage of ownership: 85%

Business activity: Trading and Imports/Exports

7.       Vietnam Media Group, Inc., formerly Touchlink Communications, Inc.

Percentage of ownership: 85%

Business activity: Multi-media